Trust I

SUB-ITEM 77D: Effective June 28, 2012, the JPMorgan Asia Pacific Fund changed its name and certain of its investment policies and strategies, including becoming diversified, as reflected in a supplement filed with the Securities and Exchange Commission pursuant to Rule 497 on June 22, 2012.